Exhibit 99.2

Eidos Therapeutics, Inc.

Non-Employee Director Compensation Policy

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Eidos Therapeutics, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I.	Cash Retainers

(a)	Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of the Company’s Board of Directors (the “Board”).

(b)	Additional Annual Retainer for Non-Executive Chairman of the Board of Directors: $25,000

(c)	Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson:	$20,000
Audit Committee non-Chairperson member:	$15,000
Compensation Committee Chairperson:	$20,000
Compensation Committee non-Chairperson member:	$15,000
Nominating and Corporate Governance Committee Chairperson:	$20,000
Nominating and Corporate Governance Committee non-Chairperson member:	$15,000

No additional compensation for attending individual committee meetings.

All cash retainers will be paid quarterly, in arrears, or upon the earlier resignation or removal of the Outside Director. Cash retainers owing to Outside Directors shall be annualized, meaning that with respect to non-employee directors who join the Board of Directors during the calendar year, such amounts shall be pro-rated based on the number of calendar days served by such director.

II.	Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

(a)    Value. For purposes of this Policy, “Value” means with respect to (i) any award of stock options the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718; and (ii) any award of restricted stock and restricted stock units the product of (A) the average closing market price of one share of the Company’s common stock as reported on The Nasdaq Global Select Market (or such other market on which the Company’s common stock is then principally listed) over the 20 trading days ending on the day immediately prior to the grant date, and (B) the aggregate number of shares pursuant to such award.

(b)    Revisions. The Compensation Committee in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.

(c)    Sale Event Acceleration. In the event of a Sale Event (as defined below), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable. For purposes hereof, the term “Sale Event” shall include the sale or other disposition to one or more third parties in any transaction or series or combination of transactions, of all or substantially all of the equity securities, assets or businesses of the Company (including, for the avoidance of doubt, a transaction involving the sale or disposition of all or substantially all of the equity securities of the Company not held directly or indirectly by BridgeBio Pharma, Inc.), whether by merger, reorganization, consolidation or other business combination (regardless of whether the Company or such third party is the surviving entity), stock sale, asset sale, exchange or tender offer, or otherwise.

(d)    Initial Grant. Upon initial election to the Board, each new Outside Director will receive an initial, one-time grant (an “Initial Grant”) of (i) a non-statutory stock option to purchase shares of the Company’s common stock, with a Value of $562,500, an exercise price per share equal to the closing price of a share of the Company’s common stock on the date of grant and a term of ten years and (ii) a grant of restricted stock units with a Value of $187,500. Such initial option grant and initial restricted stock unit grant shall each vest in three equal annual installments over three years; provided, however, that all vesting ceases if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting.

(e)    Annual Grant. On the date of the Company’s Annual Meeting of Stockholders, each Outside Director who will continue as a member of the Board following such Annual Meeting of Stockholders and who has not received an Initial Grant in the same calendar year will receive (i) a grant of a non-statutory stock option on the date of such Annual Meeting with a Value of $375,000, an exercise price per share equal to the closing price of a share of the Company’s common stock on the date of grant and a term of ten years and (ii) a grant of restricted stock units with a Value of $125,000. Such annual option grant and annual restricted stock grant shall each vest in three equal annual installments over three years; provided, however, that all vesting ceases if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting.

III.	Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board or any Committee thereof.

IV.	Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any Outside Director in a calendar year period shall not exceed $1,250,000 (or such other limit as may be set forth in Section 3(b) of the 2018 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with ASC 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Date Policy Approved: May 22, 2018

Amendment Effective: August 6, 2020